UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CELLULAR DYNAMICS INTERNATIONAL, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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CELLULAR DYNAMICS INTERNATIONAL, INC.

525 SCIENCE DRIVE

MADISON, WISCONSIN 53711

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 1, 2014

To the Shareholders of Cellular Dynamics International, Inc.:

The 2014 Annual Meeting of Shareholders of Cellular Dynamics International, Inc. will be held at 5602 Research Park Boulevard, Madison, Wisconsin 53719 on May 1, 2014 at 9:00 a.m., local time, for the following purposes:

(1)	To elect three individuals nominated by the Board of Directors of Cellular Dynamics International, Inc. to serve until 2017 as Class I directors;

(2)	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2014; and

(3)	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 5, 2014 are entitled to notice of and to vote at the annual meeting and at all adjournments of the annual meeting.

Holders of a majority of the outstanding shares must be present in person or by proxy in order for the annual meeting to be held. Therefore, whether or not you expect to attend the annual meeting in person, you are urged to vote by a telephone vote, by voting electronically via the Internet or by completing and returning the accompanying proxy in the enclosed envelope. Instructions for telephonic voting and electronic voting via the Internet are contained in the accompanying proxy card. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by advising the Secretary of Cellular Dynamics International, Inc. in writing (including executing a later-dated proxy or voting via the Internet) or by telephone of such revocation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 1, 2014: The annual report and proxy statement of Cellular Dynamics International, Inc. are available at http://investors.cellulardynamics.com/annuals.cfm.

Anna M. Geyso, Secretary

March 19, 2014

CELLULAR DYNAMICS INTERNATIONAL, INC.

525 Science Drive

Madison, Wisconsin 53711

March 19, 2014

PROXY STATEMENT

Unless the context requires otherwise, all references to “Cellular Dynamics,” the “Company,” “we” or “our” refer to Cellular Dynamics International, Inc.

The enclosed proxy is solicited by the board of directors of Cellular Dynamics International, Inc. for use at the annual meeting of shareholders to be held at 9:00 a.m., local time, on May 1, 2014 or at any postponement or adjournment of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders. The annual meeting will be held at 5602 Research Park Boulevard, Madison, Wisconsin 53719.

The expenses of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of stock, will be paid by us. No solicitation other than by mail is contemplated, except that our officers or employees may solicit the return of proxies from certain shareholders by telephone. In addition, we have retained Georgeson Inc. to assist in the solicitation of proxies for a fee of approximately $8,500 plus expenses.

Only shareholders of record at the close of business on March 5, 2014 are entitled to notice of and to vote the shares of our common stock, $.0001 par value, registered in their name at the annual meeting. As of the record date, we had outstanding 15,761,725 shares of common stock. The presence, in person or by proxy, of a majority of the votes entitled to be cast will constitute a quorum at the annual meeting. Abstentions and broker non-votes, which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares, will be treated as present for purposes of determining the quorum. Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. With respect to the proposals to elect the individuals nominated by our board of directors to serve as Class I directors and to ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2014, abstentions and broker non-votes will not be counted as voting on the proposals.

This proxy statement, notice of annual meeting of shareholders and the accompanying proxy card, together with our annual report to shareholders, including financial statements for our fiscal year ended December 31, 2013, are being mailed to shareholders commencing on or about March 24, 2014.

If the accompanying proxy card is properly signed and returned to us and not revoked, it will be voted in accordance with the instructions contained in the proxy card. Each shareholder may revoke a previously granted proxy at any time before it is exercised by advising the secretary of the Company in writing (either by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy. Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated by our board of directors to serve as Class I directors and will be voted FOR the appointment of Deloitte & Touche LLP as our independent auditors for 2014.

CORPORATE GOVERNANCE DOCUMENTS

Certain documents relating to corporate governance matters are available in print by writing to Ms. Anna M. Geyso, Secretary, Cellular Dynamics International, Inc., 525 Science Drive, Madison, Wisconsin 53711 and on the Company’s web site at http://investors.cellulardynamics.com/governance.cfm. These documents include the following:

•	Articles of Incorporation;

•	Bylaws;

•	Code of business conduct and ethics;

•	Charter of the nominating and governance committee;

•	Charter of the audit committee; and

•	Charter of the compensation committee.

Information contained on the Company’s web site is not deemed to be a part of this proxy statement.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s board of directors is divided into three classes, designated as Class I, Class II and Class III, with staggered terms of three years each. The term of office of directors in Class I expires at the annual meeting. The Company’s board of directors proposes that the nominees described below, all of whom are currently serving as Class I directors, be elected as Class I directors for a new term of three years ending at the 2017 annual meeting of shareholders and until their successors are duly elected, except as otherwise provided in the Wisconsin Business Corporation Law.

The Company’s board of directors currently consists of eight members. The board of directors has determined that the majority of the current directors are independent as defined for companies trading on The NASDAQ Stock Market LLC (“NASDAQ”). The independent directors serving on our board of directors as of the date of this proxy statement include Mr. Kenneth C. Hunt, Mr. Craig T. January, Dr. Stanley D. Rose, Ms. Sheli Z. Rosenberg and Mr. Michael J. Van Handel. During 2013, Michael E. Falk and Leonard Loventhal also served as independent directors.

In accordance with our articles of incorporation and bylaws, a nominee will be elected as a director by a plurality of the votes cast in the election of directors. A plurality means that the three persons receiving the highest number of affirmative “FOR” votes at the meeting will be elected. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal. In the event that a vacancy remains, the board of directors may fill such vacancy at a later date or reduce the size of the board of directors, subject to the procedures specified in the articles of incorporation or bylaws. Each of the nominees has indicated a willingness to serve as a director, but if any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the board of directors recommends.

The descriptions in this section provide certain biographical information about each of the nominees for election as a director, followed by a statement regarding the specific experience, qualifications, attributes or skills that led to the nominating and governance committee’s conclusion that each director should serve as a director of the Company. Mr. Robert J. Palay and Dr. Thomas M. Palay are brothers.

The board of directors unanimously recommends that shareholders vote “for” the election of each of the nominees to serve as directors set forth below.

      NOMINEES FOR DIRECTOR – CLASS I

(term expiring 2017)

Name and Age of Director	Principal Occupation and Directorships

Robert J. Palay Age 58	Mr. Palay is one of our founders and has served as Chairman of the Board and as Chief Executive Officer since 2007. Mr. Palay previously served as chairman of the board and chief executive officer of each of our predecessors from their founding until 2008. He also co-founded NimbleGen Systems, Inc., a molecular biology tools company, and served as its chairman of the board from 1999 to 2007 and as its chief executive officer from 1999 to 2000. Since their inception, Mr. Palay has served as a manager of the general partner or manager of each of the various Tactics II entities, which are private investment vehicles and were among our principal shareholders until January 2014. He received an A.B., magna cum laude, from Harvard College, an M.M. from the J.L. Kellogg Graduate School of Management and a J.D. from the Northwestern University School of Law. Mr. Palay has been selected to serve on our board of directors due to his in-depth understanding of our business and operating experience with business startups.

Thomas M. Palay, Ph.D. Age 61	Dr. Palay is one of our founders and has served as Vice Chairman of the Board and as President since 2007. Dr. Palay previously served as vice chairman of the board and president of each of our predecessors from their founding until 2008. He also co-founded NimbleGen Systems, Inc. and served as its vice chairman of the board, vice president and chief operating officer from 1999 to 2007. Since their inception, Dr. Palay has served as a manager of the general partner or manager of each of the Tactics II entities. Dr. Palay joined the faculty of the University of Wisconsin Law School in 1980. He retired as the Foley & Lardner–Bascom Professor of Law in 2010. Dr. Palay received a B.A., summa cum laude, from Tufts University, a J.D. from the University of Pennsylvania and a Ph.D. from the University of Pennsylvania. Dr. Palay has been selected to serve on our board of directors due to his in-depth understanding of our business, operating experience with business startups and experience in academia.

Sheli Z. Rosenberg Age 72	Ms. Rosenberg has served on our board of directors since March 2013. Ms. Rosenberg was at Skadden, Arps, Slate, Meagher & Flom LLP as Of Counsel from 2011 to 2014. In 2014, she became a consultant to the firm. She previously served as a director of Equity Residential from prior to 2008 to 2010, of CVS Caremark Corporation from prior to 2008 to 2010 and of Avis Budget Group, Inc. from prior to 2008 to 2009. She was the Vice Chairman of Equity Group Investments, LLC,

an investment company, from 2000 to 2003 and its President and Chief Executive Officer from 1999 to 2000. From 1994 to 1999, Ms. Rosenberg served as President, Chief Executive Officer and a director of Equity Group Investments, Inc., an owner, manager and financier of real estate and corporations. She was also a principal in the law firm of Rosenberg & Liebentritt, P.C. from 1980 to 1997. Ms. Rosenberg is currently a director of Equity Life Style Properties, Nanosphere, Inc., Spirit Realty Capital, Strategic Hotels & Resorts, Inc., and Ventas, Inc. (from which she is retiring in May 2014). Ms. Rosenberg is the co-founder and former President of the Center for Executive Women at the Kellogg School of Management, and she was an Adjunct Professor at Northwestern University’s J.L. Kellogg Graduate School of Business from 2003 to 2007. Ms. Rosenberg has been selected to serve on our board of directors due to her prior business positions and experience as a director.

     CONTINUING DIRECTORS – CLASS II

     (term expiring 2015)

Name and Age of Director	Principal Occupation and Directorships

Craig T. January, MD, Ph.D. Age 66	Dr. January is one of our founders and has served on our board of directors since 2008. Since 1981, he has served as a practicing cardiologist and, since 1995, a professor in the Department of Medicine in the Division of Cardiovascular Medicine at the University of Wisconsin-Madison, School of Medicine and Public Health. Dr. January has consulted to multiple large and small pharmaceutical companies and was one of the first scientists to stably express hERG potassium channels in a human cell system. He received an MD and a Ph.D. in Physiology and Biophysics from the University of Iowa. Dr. January was selected to serve on our board of directors by Dong Chen, January Family, LLC, Kamp Family, LLC and Igor I. Slukvin, pursuant to our Fifth Amended and Restated Shareholder Agreement. Dr. January has been selected to serve on our board of directors due to his understanding of our business, practical experience in life sciences consulting and specialized knowledge of cardiovascular medicine.

James A. Thomson, VMD, Ph.D. Age 55	Dr. Thomson is one of our founders and has served as our Chief Scientific Officer and as a member of our board of directors since 2007. He received a VMD and a Ph.D. from the University of Pennsylvania. He is a member of the National Academy of Sciences, and has served as the Director of Regenerative Biology at the Morgridge Institute for Research since 2008 and as the John D. MacArthur Professor of Anatomy at the University of Wisconsin-Madison since 2003. Dr. Thomson’s derivation of human ES cells was featured as Science Magazine’s “Scientific Breakthrough of the Year” in 1999, and work from Dr. Thomson’s laboratory has been cited in TIME Magazine’s “Top 10 Discoveries of the Year” on three separate occasions, including the isolation of human ES cells (1998, #1), the isolation of human iPS cells (2007, #1) and the collaborative mapping of the human epigenome (2009, #2). He was featured on the cover of TIME Magazine’s “America’s Best in Science and Medicine” in 2001, and in 2007 was named one of TIME Magazine’s “100 Most Influential People in the World.” Dr. Thomson has published over 150 scientific, peer-reviewed papers and has been an inventor on over 30 issued patents. Dr. Thomson designated himself to serve on our board of directors, pursuant to our Fifth Amended and Restated Shareholder Agreement. Dr. Thomson has been selected to serve on our board of directors due to his understanding of our business and his seminal work and international recognition in the stem cell field.

Michael J. Van Handel Age 54	Mr. Van Handel has served on our board of directors since 2010. He has also served on the board of directors of the Milwaukee Youth Symphony Orchestra since 2005 and BMO Financial Corp. since 2011. He previously served on the board of directors of Harris Financial Corp. from 2006 to 2011. Mr. Van Handel has served as a vice president, since 1991, and the chief financial officer, since 1998, of ManpowerGroup Inc. Mr. Van Handel received a B.S. in Accounting from Marquette University and an MBA in Banking and Finance from the University of Wisconsin. Mr. Van Handel was selected to serve on our board of directors by the unanimous vote of our directors in office at the time of his election to our board of directors. Mr. Van Handel has been selected to serve on our board of directors due to his experience as a director and executive officer of several public companies.

      CONTINUING DIRECTORS – CLASS III

(term expiring 2016)

Name and Age of Director	Principal Occupation and Directorships

Kenneth C. Hunt Age 64	Mr. Hunt has served on our board of directors since 2009. He served as senior vice president, general counsel and secretary of ManpowerGroup Inc., from 2008 until January 2013. Prior to joining ManpowerGroup, Mr. Hunt was a shareholder at Godfrey & Kahn, S.C. from 1981 to 2007. He received a degree in Aerospace Engineering from the University of Michigan and a J.D., with distinction, from Duke University Law School. Mr. Hunt was selected to serve on our board of directors by the holders of a majority of our outstanding shares of Series A Preferred Stock, pursuant to our Fifth Amended and Restated Shareholder Agreement. Mr. Hunt has been selected to serve on our board of directors due to his extensive experience in corporate governance and securities regulation, including experience as general counsel of a public company.

Stanley D. Rose, Ph.D. Age 58	Dr. Rose has served on our board of directors since 2009. Dr. Rose has served as president of Rose Ventures, Inc., a Wisconsin-based firm that provides consulting services and makes investments in life science tool companies, since its founding in 2008. Dr. Rose has served as president and chief executive officer of Transplant Genomics Inc. since March 2013, as a director of Invenra since 2012 and as a director since 2009 of Nabsys, a portfolio company of Point Judith Capital. He also served as president, chief executive officer and a member of the board of directors of NimbleGen Systems, Inc. from 2003 to 2007, continuing on until 2008 as chief executive officer of Roche NimbleGen following Roche Holdings, Inc.’s acquisition of NimbleGen Systems, Inc. in 2007. Prior to NimbleGen Systems, Inc., Dr. Rose co-founded Genetic MicroSystems, a microarray instruments company, in 1997. Dr. Rose received a B.A. from Cornell University and a Ph.D. in Biology from the Massachusetts Institute of Technology. Dr. Rose was selected to serve on our board of directors by the holders of a majority of our outstanding shares of Series A Preferred Stock, pursuant to our Fifth Amended and Restated Shareholder Agreement. Dr. Rose has been selected to serve on our board of directors due to his prior positions of leadership and business experience in the life sciences industry.

Each director attended at least 75% of the board meetings and meetings of committees on which he or she served in 2013. The Board held 14 meetings during 2013. The Board did not take action by written consent during 2013. While the Company does not have a policy regarding board members’ attendance at the annual meeting of shareholders, our corporate governance guidelines provide that each director is strongly encouraged to attend our annual meeting of shareholders in person.

The nominating and governance committee will evaluate eligible shareholder-nominated candidates for election to the Board in accordance with the procedures described in the Company’s bylaws and in accordance with the guidelines and considerations relating to the selection of candidates for membership on the board of directors described under “Board Composition and Qualifications of Board Members” below.

Any interested party who wishes to communicate directly with an independent director or with the non-management directors as a group may do so by writing to the Secretary of the Company at 525 Science Drive, Madison, Wisconsin 53711 or by calling (608) 310-5100. The Secretary will forward a summary of all communications to that independent director or the non-management directors as a group.

Committees of the Board

The Board has standing audit, compensation, and nominating and governance committees, each of which is governed in accordance with a written charter. These charters are available on the Company’s web site at http://investors.cellulardynamics.com/governance.cfm. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit committee

Our audit committee is comprised of Mr. Van Handel, who is the chair of the committee, Mr. Hunt and Ms. Rosenberg, each of whom satisfies the independence requirements under the NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Mr. Van Handel is our audit committee financial expert, as that term is defined under Securities and Exchange Commission (“SEC”) rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses the requisite financial sophistication, as defined under the applicable rules and regulations of

NASDAQ. Under its charter, our audit committee is responsible for, among other things: (i) overseeing our accounting and financial reporting process; (ii) selecting, retaining and replacing our independent auditors and evaluating their qualifications, independence and performance; (iii) reviewing and approving the scope of the annual audit and audit fees; (iv) monitoring the rotation of the partners of our independent auditors on our engagement team as required by law; (v) discussing with management and our independent auditors the results of the annual audit and the review of our quarterly financial statements; (vi) reviewing the adequacy and effectiveness of our internal control policies and procedures; (vii) approving the retention of our independent auditors to perform any proposed permissible non-audit services; (viii) overseeing our internal audit functions and annually reviewing the audit committee charter and the committee’s performance; and (ix) preparing the audit committee report that the SEC requires in our annual proxy statement. The audit committee met two times during 2013.

Compensation committee

Our compensation committee is comprised of Ms. Rosenberg, who is the chair of the committee, Mr. Hunt and Dr. Rose, each of whom satisfy the independence requirements under the NASDAQ listing standards. Under its charter, our compensation committee is responsible for, among other things: (i) retaining or obtaining the advice of a compensation consultant, legal counsel or other adviser, including ones that are not independent; (ii) determining the cash compensation and cash compensation plans, including incentive compensation, the amounts and terms of stock option or other equity awards, and the terms of any agreements concerning employment, compensation or employment termination matters; (iii) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, President and other executive officers and evaluating their performance in light of those goals and objectives; (iv) monitoring the application of retirement and other fringe benefit plans for the Chief Executive Officer, President and other executive officers, periodically reviewing succession plans for the Chief Executive Officer, President and other executive officers and acting on behalf of the board of directors with respect to welfare plans and employee retirement; (v) administering the issuance of stock options and other awards under our equity incentive plans; (vi) establishing, administering and certifying the attainment of performance goals in order to comply with Section 162(m) of the Internal Revenue Code as the committee deems appropriate; (vii) reviewing and recommending disclosures and providing reports for our annual proxy statement; (viii) periodically reporting to the board of directors regarding the committee’s activities; and (ix) reviewing and evaluating, at least annually, the performance of the compensation committee, including compliance with its charter. The compensation committee met two times during 2013.

Since 2008, the Company has engaged the services of Frederic W. Cook & Co., Inc. (“FWC”) from time to time to provide advice on executive officer and non-employee director compensation. In fiscal 2013, the Company engaged FWC to provide advice to the compensation committee and the nominating and governance committee regarding these matters. These services were provided by FWC prior to our initial public offering and the time we were listed on the NASDAQ Global Market, therefore the compensation committee did not make a determination regarding FWC’s independence under the NASDAQ listing standards. However, during 2013, FWC reported directly to the compensation committee and the nominating and governance committee and did not provide any other services to the Company. FWC provided a report to the compensation committee that included an analysis of executive officer equity compensation and ownership, potential dilution, benchmarking data and the other elements of the executive officer compensation program. The compensation committee considered FWC’s analyses in making its recommendations to the board of directors; however, the board of directors made all final decisions regarding the compensation of the Company’s officers, including its named executive officers.

During 2013, compensation proposals were developed by a process that included the provision of written information from FWC to the compensation committee regarding executive officer compensation and to the nominating and governance committee regarding non-employee director compensation, discussion with FWC by Mr. Hunt as the chairperson of each of those committees in 2013 and by the compensation committee as a whole, discussions among Mr. Hunt, Mr. Palay and Dr. Palay regarding these matters, multiple discussions among the compensation committee members regarding proposed executive officer and consultant compensation and the related plan, agreement and award proposals and multiple discussions among the nominating and governance committee members regarding non-employee director compensation and the related policy, agreement and award proposals. The compensation committee took into consideration the recommendations of our Chief Executive Officer and our President in determining the compensation of the executive officers other than our Chief Executive Officer and our President. The compensation of our Chief Executive Officer and our President as determined and approved by the compensation committee was subject to the further approval or ratification of the board of directors. While Mr. Palay and Dr. Palay participated in the board discussions regarding executive officer compensation, the board of directors discussed compensation matters for these individuals in executive session, and these individuals abstained from voting on proposals relating to his own compensation. The compensation decisions relating to our non-employee directors and executive officers in 2013 were made prior to our initial public offering.

To avoid the loss of deductibility under Section 162(m) of performance-based compensation that the committee deems appropriate to grant, because not all members of the compensation committee are outside directors, as defined under the Internal Revenue Code, we have created a compensation subcommittee. Ms. Rosenberg, who is an outside director, comprises the subcommittee. The compensation committee intends to appoint an additional member to this subcommittee in 2014. The compensation subcommittee is responsible for establishing, administering and certifying the attainment of performance goals in order to comply with Section 162(m) of the Internal Revenue Code and approving performance-based compensation, if any, as the subcommittee deems appropriate.

Nominating and governance committee

Our nominating and governance committee is comprised of Mr. Hunt, who is the chair of the committee, and Mr. Van Handel both of whom satisfy the independence requirements under the NASDAQ listing standards. Under its charter, the nominating and governance committee is responsible for, among other things: (i) identifying new candidates and making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors; (ii) periodically reviewing the compensation arrangements in effect for the non-management members of the board of directors; (iii) overseeing our corporate governance guidelines and reporting and making recommendations to our board of directors concerning governance matters; and (iv) reviewing and evaluating, at least bi-annually, the performance of the nominating and governance committee, including compliance with its charter. The nominating and governance committee did not meet during 2013.

Board Composition and Qualifications of Board Members

The nominating and governance committee has adopted, and the Board has approved, guidelines for selecting board candidates that the committee considers when evaluating candidates for nomination as directors. The guidelines contemplate the following with respect to the composition of the board:

•	a variety of experiences and backgrounds

•	individuals who reflect a diversity of gender, race and age

•	a central core of business executives with substantial business experience and financial expertise

•	individuals who will represent the best interests of the shareholders as a whole rather than special interest groups or constituencies

•	the independence of a majority of the directors

In connection with its consideration of possible candidates for board membership, the committee also noted that each director should:

•	be free of conflicts of interest that would violate applicable laws or regulations

•	possess substantial and significant experience that would be valuable to the Company in the performance of duties as a director

•	have sufficient time available to devote to the affairs of the Company

The committee believes over time the board should reflect a diversity of gender, race and age and intends to take these factors into account when searching for and considering new directors. The committee does not have a formal policy with respect to diversity; however, our board of directors and the committee believe that members of our board of directors should represent diverse viewpoints.

Board Leadership Structure

The board of directors has appointed the chief executive officer of the Company to the position of chairman of the board. The board of directors believes that combining the roles of chairman of the board and chief executive officer (1) enhances alignment between the board of directors and management in strategic planning and execution, as well as operational matters, (2) avoids the confusion over roles, responsibilities and authority and unnecessary duplication of efforts that can result from separating the positions, (3) promotes efficient communication between the board of directors and management, and (4) streamlines board process in order to conserve time for the consideration of the important matters the board of directors needs to address. The governance structure and processes maintained by the board of directors include the frequent use of executive sessions of non-management directors and the robust system of committee charters and forward agendas. The board believes that this combination facilitates effective oversight of the performance of senior management and therefore has not designated a lead independent director.

Board Oversight of Risk

The board has overall responsibility for risk oversight for the Company. Management provides the board with information on a regular basis to keep the members of the board apprised of identified risks. These risks, including financial, organization and strategic risks, are reviewed and discussed with the board as part of the business and operating review conducted at each of the board’s regular meetings. As described above under “Committees of the Board,” the board has delegated certain responsibilities to its committees. The committees have oversight of risks that fall within their areas of responsibility. The audit committee has primary oversight of the Company’s financial reporting, internal control and compliance risks. The compensation committee evaluates the risks arising from the Company’s compensation policies and programs. Management is responsible for managing risk and the Company’s risk management program.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Prior to April 25, 2013, our board of directors did not have a separately designated compensation committee. As members of our board of directors, Mr. Palay and Dr. Palay participated in executive officer compensation discussions.

During 2013, our compensation committee consisted of Mr. Hunt, Mr. Leonard Loventhal and Ms. Rosenberg. Mr. Loventhal resigned as a director effective January 23, 2014. As described below under “TRANSACTIONS AND RELATIONSHIPS—Related party transactions,” Ms. Rosenberg and Mr. Loventhal purchased shares of common stock in our initial public offering. Mr. Hunt previously served as one of our officers until March 24, 2011. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

TRANSACTIONS AND RELATIONSHIPS

Related party transactions

In addition to the cash and equity compensation arrangements of our directors and executive officers discussed above under “Executive Compensation,” the following is a description of transactions since January 1, 2013 to which we have been a party, in which the amount involved exceeded or will exceed $120,000 within any fiscal year and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock or entities affiliated with them had or will have a direct or indirect material interest.

Our board of directors has adopted a written related party transaction policy setting forth the policies and procedures for the review and approval or ratification of related party transactions. The policy covers any transactions, arrangements or relationships, or any series of similar transactions, arrangements or relationships, in which we are to be a participant and our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, as determined by the audit committee of our board of directors. Related party transactions include, without limitation, purchases of goods or services by or from the related person or entities in which the related has a material interest, indebtedness to or from the related party and guarantees of indebtedness or employment of a related party by us. All related party transactions must be presented to our audit committee for review, consideration and approval; provided, however, the audit committee is not responsible for reviewing and approving related party transactions that are reviewed and approved by another independent body of the board of directors. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Other than the March 2014 option grant to Dr. Thomson, all related party transactions described in this section occurred prior to the effectiveness of this policy and, therefore, were not subject to the approval and review procedures set forth in the policy. However, these transactions were reviewed and approved by the disinterested members of our board of directors since the implementation of the policy.

Credit agreement and warrant issuances

On June 27, 2013, we entered into a $20.0 million term loan credit agreement (the “Credit Agreement”) with Sixth Floor Investors LP (“Sixth Floor”), as administrative agent, and the other lenders party thereto (the “Lenders”). Sixth Floor and Nicholas J. Seay, an officer of the Company, are shareholders of the Company and Lenders and certain other Lenders, including Tactics II-CDI Series B Investors, LLC, Tactics II-CDI Series B Investors II, LLC, and Tactics II-CDI Series B Investors III, LLC were shareholders of the Company until January 2014. Prior to entering into the Credit Agreement with the Lenders, the Company received proposed terms for debt arrangements on substantially similar terms from third-party financing sources. The transaction was approved by the disinterested members of our board of directors.

As of June 30, 2013, the Tactics II entities, including the entities listed in the following table, owned approximately 56.4% of our stock, and Sixth Floor owned approximately 17.5% of our stock. As of January 2014, the Tactics II entities owned less than 0.01% of our stock, and Sixth Floor owned approximately 13.4% of our stock. In connection with $12.0 million incurred under Tranche 1 of the Credit Agreement, each of the Lenders received a promissory note and a warrant to purchase shares of our common stock immediately prior to the consummation of our initial public offering. We had the right to incur an additional $8.0 million of loans under Tranche 2 prior to December 31, 2013, but did not incur any additional loans or issue any additional warrants.

The following table summarizes the principal amount of loans and the shares issuable pursuant to warrants held by our executive officers and holders of more than 5% of our capital stock in respect of loans outstanding under the Credit Agreement. Although neither Mr. Robert J. Palay or Dr. Thomas M. Palay has an economic interest in the loans or warrants issued under the Credit Agreement, the loans and warrants held by the Tactics II entities listed in the following table are under the control of Mr. Robert J. Palay and Dr. Thomas M. Palay as managers of the managers of these entities.

Name	Principal amount of loan	Warrant shares

Sixth Floor Investors LP(1)	$11,581,867	27,413
Tactics II-CDI Series B Investors, LLC(2)	95,320	226
Tactics II-CDI Series B Investors II, LLC(3)	88,862	211
Tactics II-CDI Series B Investors III, LLC(4)	85,085	202
Nicholas J. Seay(5)	28,600	68

(1)	Leonard Loventhal is an officer of 8-26-22 GP LLC, the general partner of Sixth Floor Investors LP and was a member of our board of directors until his resignation on January 23, 2014.

(2)	Each of Robert J. Palay and Thomas M. Palay is a member and manager of Tactics II-CDI Series B Manager, LLC, which is a member and manager of Tactics II-CDI Series B Investors, LLC. Neither has an economic interest in the loans and warrants issued under the Credit Agreement.

(3)	Each of Robert J. Palay and Thomas M. Palay is a member and manager of Tactics II-CDI Series B Manager II, LLC, which is a member and manager of Tactics II- CDI Series B Investors II, LLC. Neither has an economic interest in the loans and warrants issued under the Credit Agreement.

(4)	Each of Robert J. Palay and Thomas M. Palay is a member and manager of Tactics II-CDI Series B Manager III, LLC, which is a member and manager of Tactics II- CDI Series B Investors III, LLC. Neither has an economic interest in the loans and warrants issued under the Credit Agreement.

(5)	Nicholas J. Seay is our Vice President and Chief Technology Officer.

Participation in our initial public offering

The following directors and affiliates of our directors purchased shares of our common stock in our initial public offering at the initial public offering price:

Name	Number of shares purchased	Aggregate purchase price ($)

Leonard Loventhal	40,000	480,000

Sheli Z. Rosenberg (1)	35,000	420,000

Tactics II Ventures Limited Partnership (2)(5)	11,667	140,004

Tactics II Stem Cell Ventures (QP) LP (3)(5)	29,192	350,304

Tactics II Stem Cell Ventures LP (4)(5)	9,142	109,704

Tactics II Limited Liability Company (6)	41,667	500,004

(1)	Represents shares purchased directly by Ms. Rosenberg. Ms. Rosenberg is a limited partner of and an investor in Tactics II Stem Cell Ventures (QP) LP which also purchased shares of common stock in our initial public offering.

(2)	Each of Robert J. Palay and Thomas M. Palay is an investor in Tactics II Ventures Limited Partnership. Each is a member of and an investor in Tactics II General Partner LLC, which is the general partner of Tactics II Ventures Management Limited Partnership, which is the general partner of and an investor in Tactics II Ventures Limited Partnership. Each also is a manager of Tactics II General Partner LLC. Kenneth C. Hunt, a member of our board of directors, is a limited partner of and an investor in Tactics II Ventures Limited Partnership.

(3)	Each of Robert J. Palay and Thomas M. Palay is an investor in Tactics II Stem Cell Ventures (QP) LP. Each is a member of and an investor in Tactics II SC General Partner LLC, which is the general partner of and an investor in Tactics II Stem Cell Ventures (QP) LP. Each also is a manager of Tactics II SC General Partner LLC. Each of James A. Thomson, Kenneth C. Hunt and Stanley D. Rose, each of whom is a member of our board of directors, is also a member of and an investor in Tactics II SC General Partner LLC. Sheli Z. Rosenberg is a limited partner of and an investor in Tactics II Stem Cell Ventures (QP) LP.

(4)	Each of Robert J. Palay and Thomas M. Palay is an investor in Tactics II Stem Cell Ventures LP. Each is a member of and an investor in Tactics II SC General Partner LLC, which is the general partner of and an investor in Tactics II Stem Cell Ventures LP. Each is an investor in a limited liability company, which is a limited partner of and an investor in Tactics II Stem Cell Ventures LP. Each also is a manager of Tactics II SC General Partner LLC. Each of James A. Thomson, Kenneth C. Hunt and Stanley D. Rose is a member of and an investor in Tactics II SC General Partner LLC. Kenneth C. Hunt is an investor in a general partnership, which is a limited partner of and an investor in Tactics II Stem Cell Ventures LP. Stanley D. Rose is a limited partner of and an investor in Tactics II Stem Cell Ventures LP. A trust for the benefit of Michael J. Van Handel, a member of our board of directors, and his wife is a limited partner of and an investor in Tactics II Stem Cell Ventures LP.

(5)	On January 21, 2014, these Tactics II entities made liquidating distributions of all of the shares of our common stock they held to their limited partners. These liquidating distributions were made pursuant to previously disclosed plans adopted pursuant to Rule 10b5-1 under the Exchange Act.

(6)	Mr. Palay and Dr. Palay are managers of Tactics II Limited Liability Company.

Consulting agreement with Dr. James A. Thomson

We entered into a Consulting Agreement with Dr. Thomson dated December 19, 2008. Under the consulting agreement, Dr. Thomson has agreed to provide and has provided us with advice and assistance regarding our research, experimental and development activities and other services as we and Dr. Thomson from time to time agree. Dr. Thomson also has agreed to assign to us any inventions that he develops during the term of the consulting agreement and while working at our facilities as a consultant for us or while using certain of our assets. Under the consulting agreement, we paid Dr. Thomson a total of $150,000 for 2013 and we expect to pay up to approximately this amount under the agreement for each year that the consulting agreement remains in effect. Dr. Thomson is one of our founders and a member of our board of directors.

We entered into an amendment to the consulting agreement with Dr. Thomson on May 7, 2013. The amended consulting agreement has a term of one year, which began on July 24, 2013. This amended consulting agreement amended the services to be provided by Dr. Thomson and included Dr. Thomson’s undertaking to assist us to effect a license or assignment to us of certain intellectual property that he co-invented. In connection with these services and in recognition of his past services to us, under our 2013 Equity Incentive Plan, we approved the grant to Dr. Thomson of an option to purchase 150,000 shares at an exercise price of $12.00 per share. The option vests over a four-year period. On March 6, 2014, the compensation committee approved the grant to Dr. Thomson of an option to purchase 90,000 shares at an exercise price of $15.46 per share subject to a further extension of the term of his amended consulting agreement. The option vests over a four-year period.

Transactions and relationships with certain individuals

The following is a summary of certain transactions and relationships that were considered by the board of directors under the NASDAQ independence definitions in determining the independence of our directors.

Consulting agreement with Dr. Craig T. January

We entered into a Consulting Agreement with Dr. January dated December 19, 2008. The consulting agreement has a term of an indefinite duration that started December 19, 2008 and will continue until we or Dr. January would terminate the agreement upon 14 days’ notice of termination given to the other party. Under the consulting agreement, Dr. January has agreed to provide and has provided us with advice and assistance regarding our research, experimental and development activities and other services as we and Dr. January from time to time agree. Dr. January also has agreed to assign to us any inventions that he develops during the term of the consulting agreement and while working as a consultant for us or while using certain of our assets. Under the consulting agreement, we paid Dr. January a total of $64,000 for 2013 and we expect to pay up to a similar amount under the agreement for each year that the consulting agreement remains in effect.

Consulting agreement with Dr. Stanley D. Rose

We entered into a Consulting Agreement with Dr. Rose dated October 18, 2010. The consulting agreement has a term of an indefinite duration that started October 18, 2010 and will continue until we or Dr. Rose would terminate the agreement upon notice of termination given to the other party. Under the consulting agreement, Dr. Rose has agreed to provide and has provided us with advice and assistance regarding our product and business development activities and other services as our CEO and Dr. Rose from time to time agree. Dr. Rose also has agreed to assign to us any inventions that he develops during the term of the consulting agreement in connection with his provision of consulting services to us or while using certain of our assets. Under the consulting agreement, we paid Dr. Rose a total of $19,500 for 2013. We expect that we will terminate the consulting agreement in 2014. In connection with the consulting services, and under our 2008 Equity Incentive Plan, as amended, we also issued an option to purchase 20,513 shares to Dr. Rose in October 2010 at an exercise price of $6.73 per share.

Amended and restated registration rights agreement

We entered into a registration rights agreement with certain holders of our capital stock that provides for certain rights relating to the registration of their shares under the Securities Act. These shares and the shares issuable upon exercise of the warrants are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of our Fourth Amended and Restated Registration Rights Agreement dated as of November 1, 2012, as amended (the “Registration Rights Agreement”) and are described in additional detail below.

Demand registration rights. Under the Registration Rights Agreement, the holders of a majority of the registrable securities may, on not more than two occasions, request that we register all or a portion of their shares. Such request for registration must cover that number of shares with an anticipated aggregate offering price to the public, net of underwriting discounts and commissions, of at least $5.0 million. We will then be obligated to provide the holders of registrable securities with notice of such registration request within 30 days of the request and to use our reasonable best efforts to effect the registration of the registrable securities under the Securities Act. We may postpone the filing of a registration statement for up to 180 days once in a 12-month period if in the good faith judgment of our board of directors such registration would be materially detrimental to us or it would materially interfere with any material transaction involving us, and we are not required to effect the filing of a registration statement during the period beginning 60 days prior to our good faith estimate of the date of the filing of, and ending on a date 180 days following the effective date of, a registration statement pertaining to a public offering of our securities.

Piggyback registration rights. If we register any of our securities for public sale, the holders of registrable securities will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, other than with respect to a registration related to employee benefit plans or corporate reorganizations or other transactions under Rule 145 of the Securities Act, subject to certain marketing and other limitations.

Form S-3 registration rights. Any holder of registrable securities may make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the aggregate price of the public is equal to or would exceed $1.0 million. These shareholders may make an unlimited number of requests for registration on Form S-3. However, we will not be required to effect a registration on Form S-3 during the period starting with the filing of and ending on the date six months following the effective date of a registration statement pertaining to a public offering. We are also not obligated to effect any such registration if within 30 days of receipt of the holder’s request, we deliver a certificate executed by the Chairman of our board of directors indicating that we are engaged or have fixed plans to engage within 30 days in a firm commitment underwritten public offering of common stock in which registrable securities holders may include such securities. We may postpone the filing of a registration statement for up to 180 days once in a 12-month period if in the good faith judgment of our board of directors it would be materially detrimental to us or it would materially interfere with any material transaction involving us.

The registration rights described above will expire, with respect to any particular shareholder, on July 30, 2018, and on the first date when the holders and affiliates may sell the registrable securities under Rule 144 of the Securities Act during any 90-day period.

Voting arrangement

We were party to a voting arrangement in our Fifth Amended and Restated Shareholder Agreement. Under the voting arrangement, our shareholders, including entities with which certain of our directors are affiliated, agreed to vote in a certain way on certain matters, including with respect to the election of directors. Pursuant to the voting arrangement, Dr. James A. Thomson, the holder of a significant portion of our outstanding shares of stock, designated Gregory J. Lynch and himself for election to our board of directors. Mr. Lynch resigned as a director on July 30, 2013. Tactics II Ventures Limited Partnership, the holder of a significant portion of our outstanding shares of stock until January 2014, designated Dr. Thomas M. Palay for election to our board of directors. Tactics II Stem Cell Ventures LP and Tactics II Stem Cell Ventures (QP) LP, the holders of a significant portion of our outstanding shares of stock until January 2014, designated Robert J. Palay for election to our board of directors. Dong Chen, January Family, LLC, Kamp Family, LLC and Igor I. Slukvin, the holders of a significant portion of our outstanding shares of stock, designated Dr. Craig T. January for election to our board of directors. The Wisconsin Alumni Research Foundation, the holder of a significant portion of our outstanding shares of stock, designated Michael E. Falk for election to our board of directors. Mr. Falk resigned as a director on August 8, 2013. The holders of a significant portion of our outstanding Series A preferred shares designated Dr. Stanley D. Rose and Kenneth C. Hunt for election to our board of directors. The holders of a significant portion of our outstanding Series B preferred shares designated Leonard Loventhal and Sheli Z. Rosenberg for election to our board of directors. Mr. Loventhal resigned as a director on January 23, 2014. By unanimous vote of the directors then in office, the foregoing directors designated Michael J. Van Handel for election to our board of directors.

This agreement terminated on July 30, 2013 upon the closing of our initial public offering.

Sixth Floor letter agreement

In consideration of the consent of Sixth Floor to terminate the Fifth Amended and Restated Shareholders Agreement dated as of November 1, 2012, by and among the Company, and the individuals and entities who executed a counterpart signature page thereto, as amended, the Company entered into a Letter Agreement with Sixth Floor dated July 15, 2013 (the “Letter Agreement”). Under the Letter Agreement, so long as Sixth Floor remained a beneficial owner of at least 10% of the Company’s outstanding common stock, it had the right to designate a nominee for election to the Company’s board of directors. Upon such nomination, the Company was obligated to use its best efforts to cause its board of directors to nominate and recommend to the shareholders the election of Sixth Floor’s nominee. The designee initially designated under the Letter Agreement was Leonard J. Loventhal, who was a Class III director upon the effectiveness of our Sixth Amended and Restated Articles of Incorporation. Subject to applicable laws, rules and regulations, including the NASDAQ listing standards, each committee of our board of directors was also required to include the director designated pursuant to the Letter Agreement. Notwithstanding the Letter Agreement, Sixth Floor determined that the audit committee need not include Mr. Loventhal. On January 23, 2014, Sixth Floor delivered a letter to the Company pursuant to which it irrevocably renounced the right to designate such a nominee and released the Company from all of its obligations under the Letter Agreement.

Indemnification agreements

On July 30, 2013, we entered into indemnification agreements with each of our directors. The indemnification agreements and our amended and restated bylaws require us to indemnify our directors to the fullest extent permitted by Wisconsin law.

EXECUTIVE COMPENSATION

Summary Compensation Table

This section provides compensation information about the following individuals:

•	Robert J. Palay, our Chief Executive Officer (CEO) and Chairman of the Board
•	Dr. Thomas M. Palay, our President and Vice Chairman of the Board
•	Dr. Emile F. Nuwaysir, our Vice President and Chief Operating Officer (COO)
•	Christopher Parker, our Vice President and Chief Commercial Officer

In the discussion below, we refer to this group of executives as the named executive officers. This group includes the executive officers for whom disclosure is required under the applicable rules of the SEC.

The following table shows information regarding the compensation of our named executive officers for services performed in the year ended December 31, 2012 and December 31, 2013. All amounts are calculated in accordance with SEC disclosure rules, including amounts with respect to our equity compensation plan awards, as further described below.

Name and principal position	Year	Salary ($)	Bonus ($)	Option awards ($)(1)	Non-equity incentive plan compensation	All other compensation ($)(2)	Total ($)

Robert J. Palay, Chief Executive Officer and Chairman	2013	475,000	—	1,242,000	294,000	—	2,011,000
	2012	475,000	—	—	—	—	475,000

Dr. Thomas M. Palay, President and Vice Chairman	2013	475,000	—	1,242,000	294,000	—	2,011,000
	2012	475,000	—	—	—	—	475,000

Dr. Emile F. Nuwaysir, Vice President and Chief Operating Officer	2013	360,000	—	420,989	179,000	500	959,846
	2012	350,000	50,000	—	—	500	400,500

Christopher Parker, Vice President and Chief Commercial Officer	2013	344,000	—	420,989	179,000	500	943,846
	2012	325,000	10,000	63,000	—	500	398,500

(1)	For a discussion of the valuation assumptions used to value the options for financial reporting purposes, see note 6 to our financial statements included in our annual report on Form 10-K/A for the year ended December 31, 2013. These amounts reflect the aggregate grant date fair value of these awards calculated in accordance with FASB ASC Topic 718 and do not correspond to the actual value that may be recognized by the named executive officers.

(2)	Represents company matching contributions to 401(k) accounts.

Outstanding equity awards at fiscal year-end for fiscal year 2013

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2013:

			Option awards
Name	Number of securities underlying unexercised options (#) exercisable (1)	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date

Robert J. Palay	153,847	—	6.44	1/29/2020

	30,769	30,770(2)(3)	12.68	12/20/2021

	—	150,000(4)	12.00	7/30/2023

Dr. Thomas M. Palay	153,847	—	6.44	1/29/2020

	30,769	30,770(2)(3)	12.68	12/20/2021

	—	150,000(4)	12.00	7/30/2023

Dr. Emile F. Nuwaysir	51,283	—	6.14	12/8/2018

	55,234	1,177(2)(3)	6.44	1/29/2020

	28,419	7,479(2)(3)	6.73	10/18/2020

	30,769	30,770(2)(3)	12.68	12/20/2021

	—	57,436(4)	12.00	7/30/2023

Christopher Parker	51,283	—	6.14	12/8/2018

	40,169	857(2)(3)	6.44	1/29/2020

	12,820	12,822(2)(3)	12.68	12/20/2021

	4,166	11,219(2)(3)	12.68	11/1/2022

	—	57,436(4)	12.00	7/30/2023

(1)	Options shown in this column include amounts that had vested as of December 31, 2013.

(2)	While these options are immediately exercisable, the option only entitles the executive to purchase shares of restricted stock. Thus, to the extent that the relevant vesting requirements are not yet met for each award, the options are over restricted shares. Under the option award agreements, if an executive exercises the option before the shares vest, the executive would be purchasing shares of restricted stock. The executive is not entitled to vote any of the restricted shares, but instead, is required to execute a proxy appointing an agent designated by our board of directors to vote the restricted shares. An executive is entitled to receive dividends on the restricted shares. If an executive terminates employment while holding restricted shares, the participant will generally forfeit the restricted shares. All of these options have a 10 year term.

(3)	These options continue to vest on a monthly basis at 1/48 of the full award until the fourth anniversary of the date of grant, at which time they will be fully vested.

(4)	These options vest over a period of four years, with the first 25% vesting on July 30, 2014 and the remainder vesting on a monthly basis at 1/48 of the full award until the fourth anniversary of the date of grant, at which time they will be fully vested. All of these options have a 10 year term.

Employment or severance agreements

In 2013, we entered into new employment agreements with Mr. Palay and Dr. Palay. Each employment agreement has similar provisions. Pursuant to the employment agreements, Mr. Palay and Dr. Palay have agreed to certain confidentiality, non-competition and non-solicitation restrictions for our benefit. Under the employment agreements, we agree to pay each a base salary of $475,000 (with an annual opportunity for increase), that each shall be eligible for an annual target bonus and to reimburse them for premiums paid for health insurance coverage for themselves and their families. The agreement also provides that they are eligible for equity awards and will participate in certain other welfare and retirement benefits, all at a level comparable to our other senior executives. We further agreed to reimburse each for their legal fees incurred in connection with negotiating the agreements and the review and negotiation of related documents.

While each agreement with Mr. Palay and Dr. Palay ends December 31, 2015, each agreement is automatically renewed annually thereafter unless 90 days’ written notice is provided by us or the executive. The agreements provide for severance benefits in the event the executive’s employment is terminated, either by us other than for “cause” or by him for “good reason”, due to disability, or in the event we decide not to renew the employment agreement. The severance benefit is, in general, equal to two times the sum of (i) the executive’s then annual base salary, (ii) the target bonus amount for the calendar year of the termination, and (iii) the cost of monthly health insurance premiums for one year. In addition, the executive is entitled to a prorated annual bonus for the year of termination and accelerated vesting of all equity awards granted during or prior to 2013, with all stock options to remain exercisable for five years from the date of termination if termination occurs during the first two years of the agreement, or three years if the date of termination occurs thereafter. In no event, however, will an option expire later than its original term. If such a termination occurs within one year after a change in control, or if we terminate an executive’s employment in the 90-day period prior to a change in control, the severance benefit would be a three times benefit instead of a two times benefit, but only if the termination occurs during the first three years of the agreement. Thereafter, it reverts to a two times benefit. The previously described severance benefits are payable within 60 days of an employment termination and are conditioned upon the executive executing, and not revoking, a release for our benefit.

In 2008, we entered into employment agreements with Mr. Parker and Dr. Nuwaysir whereby we agreed to employ each executive and they, in turn, agreed to certain nondisclosure and non-solicitation restrictions for our benefit. The employment agreement we entered into in 2008 with Mr. Parker does not contain any severance protection in the event his employment is terminated. The employment agreement we entered into with Dr. Nuwaysir in 2008 does provide for severance benefits in the event his employment is terminated, either by us other than for “cause” or by him for “good reason,” if the termination occurs within the one-year period following a “change in control” of the Company. The severance benefit is equal to his annual base salary and the target bonus amount for the calendar year of the termination, both payable within 30 days of the termination, conditioned upon his execution of a release for our benefit.

In 2013, we increased the annual base salaries of Dr. Nuwaysir and Mr. Parker to $375,000 effective upon the consummation of our initial public offering. No increases were made to the base salaries of Mr. Palay and Dr. Palay for 2013.

We adopted an annual cash bonus program for 2013. The compensation committee established performance objectives and corresponding bonus opportunities for the executive officers for fiscal

2013 performance under this program. The target awards established under this program for Mr. Palay and Dr. Palay were equal to 40% of their annual base salary and for Dr. Nuwaysir and Mr. Parker, the target bonus awards were equal to 35% of their annual base salary.

Equity incentive plans

2008 equity incentive plan

Our board of directors adopted our 2008 equity incentive plan in 2008 and the plan was most recently amended in October of 2012. No further awards are authorized under the plan.

2013 equity incentive plan

Our board of directors adopted and the shareholders approved the 2013 equity incentive plan, which permits us to provide compensation alternatives such as stock options, restricted stock awards, restricted stock unit awards, deferred stock awards and performance share awards, using or based on our common stock. Subject to the terms of the plan, our compensation committee administers the 2013 equity incentive plan and has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award.

Authorized shares—We initially reserved 831,659 shares of our common stock for the issuance of awards under the 2013 equity incentive plan, which may be treasury stock or authorized but unissued stock. On January 1, 2014, in accordance with the plan, the number of shares reserved for issuance of awards under the plan increased by an amount equal to 4% of our outstanding shares as of December 31, 2013, or 630,309 shares. On January 1 of each of 2015, 2016 and 2017, the number of shares reserved under the plan increases by 4% of our outstanding shares as of December 31 of the immediately preceding fiscal year.

Persons holding unexercised options, restricted stock units, or deferred stock have no rights as shareholders with respect to such options, restricted stock units, or deferred stock. Except as otherwise provided by the committee, no dividends, distributions, or dividend equivalents will be made with respect to options, restricted stock units, or deferred stock.

Participants—If the employment of a participant terminates, or service to us by any non-employee participant terminates, other than due to the participant’s death or disability or certain terminations following a change of control, all unvested awards held by such participant (except as otherwise provided in the related award agreement) will immediately terminate. Vested option awards, to the extent unexercised, will terminate 90 days after a participant’s termination of employment or service and will be exercisable during the 90-day period, unless the award agreement provides otherwise.

All awards, to the extent vested but unexercised, will terminate one year after such termination of employment or service, and will be exercisable during the one-year period, unless otherwise determined by the committee.

If the employment of a participant terminates, or service to us by any non-employee participant terminates, due to death or following a participant’s disability, all unvested awards then held by the participant (except as otherwise provided in the related award agreement) will become vested, and all option awards to the extent vested but unexercised will terminate one year after such termination of employment or service, and will be exercisable during the one-year period, unless the award agreement provides otherwise.

Notwithstanding the foregoing, if a participant’s termination of employment or services is a termination for cause, as defined in the plan, to the extent any award is not effectively exercised or has not vested prior to such termination, it will lapse or be forfeited immediately upon such termination. In all events, an award will not be exercisable after the end of its term as set forth in the related award agreement.

Change in control—If, within twelve months following the date on which we experience a change in control, a participant’s employment terminates without cause, including a voluntary termination of employment for good reason, all unvested awards then held by the participant will become vested, except as otherwise determined by the committee or when an award is subject to a performance goal. When an award is subject to achievement of a performance goal, the achievement of the performance goal will be deemed satisfied at target performance level upon a change in control and the award will continue to vest based upon the time-based service vesting criteria, if any, contained in the award, except as may otherwise be determined by the committee. Furthermore, for awards subject to a performance goal, if, within twelve months following the date on which we experience a change in control, a participant’s employment is terminated without cause, including a voluntary termination employment for good reason, then any time-based service vesting criteria will be deemed satisfied upon the termination, except as otherwise determined by the committee.

401(k) plan

We sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code. Each participant is fully vested in his or her contributions and the investment earnings on those contributions. The plan allows for Company matching contributions, but does not require them. Our total contribution to the plan in 2012 and 2013 was $48,000 and $53,000, respectively. Participants must generally be employed on the last day of the plan year and have completed one thousand hours of service to be eligible for and vest in a matching contribution by us.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to the company’s chief executive officer and three most highly compensated executive officers in service as of the end of any fiscal year (other than the chief executive officer and chief financial officer). However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The compensation committee does not have a policy requiring aggregate compensation to meet the requirements for deductibility under Section 162(m).

DIRECTOR COMPENSATION

2013 director compensation table

We adopted a new director compensation policy for our non-employee directors for service for periods beginning on or after January 1, 2013. Under the director compensation policy, our non-employee directors receive a $40,000 annual cash retainer. For service on a committee of the board, a non-employee director receives an additional annual cash retainer as follows: $7,500 for audit and compensation committee members and $5,000 for nominating and governance committee members. In lieu of the annual cash retainer for committee participation, each non-employee director serving as a chair of a board committee receives the following annual cash retainer: $25,000 for audit and compensation committee chairs and $15,000 for the nominating and governance committee chairs. Each non-employee director also receives an annual grant of an option to purchase 10,327 shares, which will vest monthly over a one-year period from the date of grant. The first grant of options under this policy was made on July 30, 2013. Future grants are expected to be made on the same date as our annual meeting. Prorated option grants will be made for partial years of service. Dr. Thomson is not a participant in the 2013 compensation policy, but he received a separate option grant on July 30, 2013, as described under “Related party transactions.”

Name	Fees earned or paid in cash ($)	Option awards ($) (1)	All other compensation (2)	Total ($)

Kenneth C. Hunt	87,500	80,608	—	168,108

Craig T. January, MD, Ph.D.	40,000	80,608	64,000	184,608

Stanley D. Rose, Ph.D.	40,000	80,608	19,500	140,108

Sheli Z. Rosenberg	44,000	68,766	—	112,766

James A. Thomson, VMD, Ph.D.	—	1,094,400	150,000	1,244,400

Michael J. Van Handel	70,000	80,608	—	150,608

Michael E. Falk(3)	—	—	—	—

Leonard Loventhal(4)	52,500	80,608	—	133,108

Gregory J. Lynch(5)	—	—	—	—

(1)	For a discussion of the valuation assumptions used to value the options for financial reporting purposes, see note 6 to our financial statements included in our annual report on Form 10-K/A for the year ended December 31, 2013. These amounts reflect the aggregate grant date fair value of these awards calculated in accordance with FASB ASC Topic 718 and do not correspond to the actual value that may be recognized by the named executive officers. As of December 31, 2013, the aggregate number of shares of common stock subject to options held by the non-employee directors was as follows: Mr. Hunt – 25,199; Dr. January – 50,328; Dr. Rose – 45,199; Ms. Rosenberg – 8,810; Dr. Thomson – 365,387; Mr. Van Handel – 20,584; Mr. Falk – 0; Mr. Loventhal – 24,686; and Mr. Lynch – 0.

(2)	As described above under “Related Party Transactions” certain of our non-employee directors received cash consulting fees in 2013. The amounts in this column consist of cash payments for these consulting services.

(3)	Mr. Falk resigned as a director, effective August 8, 2013.

(4)	Mr. Loventhal resigned as a director, effective January 23, 2014.

(5)	Mr. Lynch resigned as a director, effective July 30, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following tables set forth certain information with respect to the beneficial ownership of our common stock as of March 5, 2014 for:

•	each shareholder known by us to be the beneficial owner of more than 5% of our capital stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all of the capital stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 15,761,725 shares of capital stock outstanding at March 5, 2014. In computing the number of shares of common stock beneficially owned by a person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of March 5, 2014, all shares subject to warrants issued in respect of the Tranche 1 loans under our Credit Agreement held by that person or entity and all options granted upon consummation of our initial public offering. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Cellular Dynamics International, Inc., 525 Science Drive, Madison, Wisconsin 53711.

The following table lists as of the record date (except as noted below) information as to the persons believed by us to be beneficial owners of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Wasatch Advisors, Inc. 505 Wakara Way Salt Lake City, Utah 84108	947,756	(2)	6.0%

Sixth Floor Investors LP 3555 Timmons Lane Houston, Texas 77027	2,118,695	(3)	13.4%

Hampshire Trust LLC 300 North Dakota Avenue Sioux Falls, South Dakota 57104	1,693,084	(4)	10.7%

(1)	Based on 15,761,725 shares of common stock outstanding as of the record date.

(2)	This information is based on a Schedule 13G filed on February 13, 2014. According to this Schedule 13G, these securities are owned by Wasatch Advisors, Inc., which has sole voting and sole dispositive power and is deemed to be the beneficial owner with respect to all 947,756 shares held.

(3)	This information is based on a Schedule 13G filed on January 24, 2014 on behalf of Sixth Floor Investors LP, 8-26-22 GP LLC and Texas 8-26-22 Trust 2. According to this Schedule 13G, these reporting persons have shared voting and dispositive power over all 2,118,695 shares held.

(4)	This information is based on a Schedule 13G filed on January 23, 2014 on behalf of Hampshire Trust LLC. According to this Schedule 13G, these shares are held in trusts for which Hampshire Trust LLC serves as trustee and the five officers of Hampshire Trust LLC share voting and dispositive power over all 1,693,084 shares held.

SECURITY OWNERSHIP OF MANAGEMENT

The following table lists as of the record date (except as noted below) information as to each of the directors and executive officers of the Company and all of the directors and executive officers as a group:

Name of beneficial owner	Common stock beneficially owned	Percent of class

Robert J. Palay(1)	1,050,191	6.5%

Thomas M. Palay, Ph.D.(1)	1,050,191	6.5%

Emile F. Nuwaysir, Ph.D.(2)	262,567	1.6%

Christopher Parker(3)	190,772	1.2%

Kenneth C. Hunt(4)	128,115	*

Craig T. January, MD, Ph.D.(5)	126,655	*

Stanley D. Rose, Ph.D.(6)	86,678	*

Sheli Z. Rosenberg (7)	282,242	1.8%

James A. Thomson, VMD, Ph.D.(8)	1,237,076	7.7%

Michael J. Van Handel(9)	119,267	*

All executive officers and directors as a group (13 persons) (10)	4,200,030	23.7%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)	Includes 365,386 shares of common stock issuable pursuant to stock options and 639 shares of common stock issuable pursuant to warrants. Also includes 684,166 shares that are held through a family limited partnership, over which Mr. Palay and Dr. Palay share voting and dispositive power but disclaim beneficial ownership of such shares except to the extent that each has a pecuniary interest therein.

(2)	Includes 262,567 shares of common stock issuable pursuant to stock options.

(3)	Includes 190,772 shares of common stock issuable pursuant to stock options.

(4)	Includes 25,199 shares of common stock issuable pursuant to stock options. Also includes 54,590 shares of common stock held by a partnership over which Mr. Hunt has sole voting and dispositive power but disclaims beneficial ownership of such shares except to the extent he has a pecuniary interest therein.

(5)	Includes 50,328 shares of common stock issuable pursuant to stock options. Also includes 76,327 shares of common stock held by the January Family, LLC. Dr. January is the sole manager of the January Family, LLC and has sole voting and investment power of the shares that the LLC owns.

(6)	Includes 45,199 shares of common stock issuable pursuant to stock options.

(7)	Includes 8,810 shares of common stock issuable pursuant to stock options.

(8)	Includes 365,387 shares of common stock issuable pursuant to stock options.

(9)	Includes 20,584 shares of common stock issuable pursuant to stock options.

(10)	Includes 1,965,374 shares of common stock issuable pursuant to stock options and 707 shares of common stock issuable pursuant to warrants.

On January 21, 2014, the managers and general partners of each of the Tactics II entities caused those entities to make liquidating distributions of all of the shares of our common stock they held to their members or limited partners. These liquidating distributions were made pursuant to previously disclosed plans adopted pursuant to Rule 10b5-1 under the Exchange Act. Certain of our directors were investors in one or more of the Tactics II entities and/or the managers and general partners of those entities and received shares of our common stock in connection with this distribution, and their share ownership as a result of the distribution is reflected in the above table.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2014 and has recommended to the board of directors that such appointment be submitted to the shareholders for ratification. Deloitte has also audited our financial statements for the fiscal year ended December 31, 2013. Representatives of Deloitte will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and also will be available to respond to appropriate questions from shareholders.

If shareholders do not ratify the appointment of Deloitte, the audit committee will take such action into account in reconsidering the appointment of our independent auditors for the fiscal year ending December 31, 2014.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of Deloitte as our independent auditors for the fiscal year ending December 31, 2014. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

The board of directors unanimously recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and your proxy will be so voted unless you specify otherwise.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the audit committee oversees all accounting and financial reporting processes and the audit of our financial statements. The audit committee assists the board of directors in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to the quality and integrity of our financial statements and the qualifications, independence and performance of our independent registered public accounting firm.

During fiscal 2013, the audit committee met two times, and the audit committee chair, the designated representative of the audit committee, discussed the interim financial information contained in each of our quarterly reports on Form 10-Q with the chief financial officer and independent registered public accounting firm prior to their filing with the SEC. The audit committee has appointed Deloitte to serve as our independent registered public accounting firm for fiscal 2014.

Independent Registered Public Accounting Firm Independence and Fiscal 2013 Audit. In discharging its duties, the audit committee obtained from Deloitte, our independent registered public accounting firm for the fiscal 2013 audit, a formal written statement describing all relationships between Deloitte and us that might bear on Deloitte’s independence in accordance with the applicable requirements of the Public Company Accounting Oversight Board. In addition, the audit committee discussed with Deloitte any relationships that may impact Deloitte’s objectivity and independence and satisfied itself as to Deloitte’s independence. The audit committee also independently discussed with management and Deloitte the quality and adequacy of our internal controls, and reviewed with Deloitte its audit plans, audit scope and identification of audit risks.

The audit committee discussed and reviewed with Deloitte all communications required by generally accepted auditing standards, including those described in AU Section 380, “The Auditor’s Communication with Those Charged With Governance” and, with and without management present, discussed and reviewed the results of Deloitte’s fiscal 2013 audit of the financial statements.

Fiscal 2013 Financial Statements and Recommendations of the Committee. The audit committee separately reviewed and discussed our audited financial statements and management’s discussion and analysis of financial condition and results operations (“MD&A”) as of and for the fiscal year ended December 31, 2013 with management and Deloitte. Management has the responsibility for the preparation of our financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review, and discussions with management and Deloitte, the audit committee recommended to the board of directors that our audited financial statements and MD&A be included in our annual report on Form 10-K/A for the fiscal year ended December 31, 2013 for filing with the SEC.

Fees Paid to Deloitte & Touche LLP. The aggregate fees billed for professional services by Deloitte during fiscal 2013 and fiscal 2012 were approximately as follows:

Type of Fees	Fiscal 2013	Fiscal 2012
Audit Fees	$1,128,431	$36,784
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0
Total	$1,128,431	$36,784

In the above table, “audit fees” are fees we paid Deloitte for professional services for the audit of our annual financial statements and the review of quarterly financial statements, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. There were no fees paid for audit-related services, tax-related services or other services in fiscal 2013 or fiscal 2012.

The audit committee pre-approves all audit and non-audit work, including tax compliance and tax consulting, performed by Deloitte. Following our initial public offering in 2013, all audit and non-audit services provided by Deloitte were pre-approved by the audit committee. Prior to our initial public offering, except for non-audit services relating to our application for a federal tax credit under the Qualifying Therapeutic Discovery Project program that were provided in 2010, all audit and non-audit services provided by Deloitte were pre-approved by the board of directors.

In performing all of the functions described above, the audit committee acts only in an oversight capacity. The audit committee may not complete its review of the matters described above prior to our public announcements of financial results and, necessarily, in its oversight role, the audit committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

The Audit Committee:

Michael J. Van Handel (Chairman)

Kenneth C. Hunt

Sheli Z. Rosenberg

SUBMISSION OF SHAREHOLDER PROPOSALS

In accordance with our bylaws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2015 annual meeting of shareholders and any other shareholder proposed business to be brought before the 2015 annual meeting of shareholders must be received by us no earlier than January 1, 2015 and no later than January 31, 2015. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with our bylaws, which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2015 annual meeting of shareholders of must be received by us at our principal executive offices by November 19, 2014. Such nominations or proposals must be submitted to Ms. Anna M. Geyso, Secretary, Cellular Dynamics International, Inc., 525 Science Drive, Madison, Wisconsin 53711. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, among others, to file reports with the SEC disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that all filing requirements were complied with on a timely basis during fiscal 2013, except that two late reports were filed for Mr. Seay to report a December 2011 stock option and a June 2013 warrant that were inadvertently omitted from his Form 3.

OTHER MATTERS

Although management is not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the enclosed proxy card intend to vote as recommended by the board of directors or, if no such recommendation is given, in accordance with their best judgment.

Shareholders may obtain a free copy of our annual report on Form 10-K/A for fiscal 2013 at no cost by writing to Anna M. Geyso, Secretary, Cellular Dynamics International, Inc., 525 Science Drive, Madison, Wisconsin 53711.

By Order of the Board of Directors,

Anna M. Geyso, Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

CELLULAR DYNAMICS INTERNATIONAL, INC.

May 1, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Annual Report and Proxy Statement

are available at http://investors.cellulardynamics.com/annuals.cfm

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

■	20330000000000000000 9			050114

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED

“FOR” PROPOSALS 1 AND 2. PROPOSALS 1 AND 2 ARE BEING PROPOSED BY CELLULAR DYNAMICS INTERNATIONAL, INC.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2014.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Robert J. Palay O Thomas M. Palay O Sheli Z. Rosenberg
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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	☐	■

	CELLULAR DYNAMICS INTERNATIONAL, INC.

	Annual Meeting of Shareholders May 1, 2014 at 9:00 a.m., Central Time This proxy is solicited by the Board of Directors.

The undersigned hereby appoints Robert J. Palay, Thomas M. Palay and Anna M. Geyso, and each of them, as proxy holders with full power of substitution and authority to act in the absence of the other, each to vote with respect to shares of the Company’s common stock for which proxies will be solicited for use in connection the Annual Meeting to be held on May 1, 2014 at the 5602 Research Park Boulevard, Madison, Wisconsin 53719 beginning at 9:00 a.m., Central Time and at any adjournments or postponements thereof.

	(Continued and to be signed on the reverse side.)

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